SUBSTITUTE POWER OF ATTORNEY

Under the terms of various powers of attorney (the "Powers of Attorney"), the undersigned Joyce N. Hoffman was appointed attorney-in-fact for each executive officer and director of Principal Financial Group, Inc. (the "Company") to sign on behalf of each such executive officer and director reports to be filed with the Securities and Exchange Commission pursuant to Section
13(d) and Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated thereunder. In accordance with the authority granted under the Powers of Attorney, including the power of substitution, the undersigned hereby appoints each of Patrick A. Kirchner, Michael D. Roughton and Clint Woods as substitute attorneys-in-fact, on behalf of each of the executive officers and directors of the Company, each with the power to act without any other and with full power of substitution, to exercise and execute all of the powers granted or conferred in the original Power of Attorney. By their signatures as attorneys-in-fact to this Substitute Power of Attorney, Patrick A. Kirchner, Michael D.
Roughton and Clint Woods accept such appointment and agree to assume from the undersigned any and all duties and responsibilities attendant to their capacity as attorneys-in-fact.

Date: November 30, 2013




By:     _/s/ Joyce N. Hoffman________________________
Name:	Joyce N. Hoffman
Title:	Attorney-in-Fact

WE ACCEPT THIS APPOINTMENT AND SUBSTITUTION:




_/s/ Patrick A. Kirchner____________________________
Patrick A. Kirchner



_/s/ Michael D. Roughton___________________________
Michael D. Roughton



_/s/ Clint Woods     ________________________________
Clint Woods

Exhibit 24